Exhibit 10.22

SECOND AMENDMENT OF

PACKAGING CORPORATION OF AMERICA

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective as of January 1, 2005)

Pursuant to the authority set forth in Article IV, Section 4.1 thereof, the Packaging Corporation of America Supplemental Executive Retirement Plan (the “Plan”) is hereby amended, effective as of March 1, 2013, by inserting the following Appendix B to the Plan, immediately following Appendix A:

“Appendix B

Special Provisions Applicable to Thomas A. Hassfurther

This Appendix B sets forth certain special provisions of the Plan with respect to the benefits of Thomas A. Hassfurther (“Hassfurther”).

1. Defined Terms. Unless otherwise noted, capitalized terms used in this Appendix B shall have the same meanings ascribed to them in the Plan.

2. Participation Service. For purposes of determining Hassfurther’s Participation Service under the Plan, the maximum limit of 35 Years of Participation in the PCA Pension Plan shall be increased to a maximum limit of 45 Years of Participation. Nothing herein shall modify the definition of Service Ratio with respect to Hassfurther; thus, if Hassfurther’s Participation Service exceeds 35 Years of Participation, his Service Ratio under the Plan would exceed 1.0.”

In all other respects, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing, Packaging Corporation of America causes these presents to be duly executed by its proper officer thereunto duly authorized this 28th day of February, 2013.

PACKAGING CORPORATION OF AMERICA

By: /s/ Stephen T. Calhoun

Its: Vice President, Human Resources